CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                     HEADLINERS ENTERTAINMENT GROUP, INC.

         HEADLINERS ENTERTAINMENT GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST:   That the Board of Directors of the said corporation, by the unanimous consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article be and read as follows:

         'FOURTH: (A)The aggregate number of shares of stock which the Corporation shall have the authority to issue is five hundred five million (505,000,000) shares, consisting of five hundred million (500,000,000) shares of Common Stock with $.001 par value and five million (5,000,000) shares of Preferred Stock with $.01 par value. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to '151 of the Delaware General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby. The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

        (B) At 8:00 p.m., New Jersey time, on March 28, 2003 (the "Reverse Split Date"), each share of Common Stock of the Corporation issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph B as the "Old Common Stock"), automatically and without any action on the part of the holder thereof will be reclassified and changed into two one-thousandths (0.002) of a share of Common Stock of the Corporation, par value $.001 per share, authorized under Paragraph A of this Article Fourth (referred to in this Paragraph B as the "New Common Stock."), subject to treatment of fractional shares described below. Each holder of a certificate(s) representing outstanding shares of Old Common Stock immediately prior to the Reverse Split Date ("Old Certificate(s)") will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation's transfer agent (the "Agent") for cancellation, a certificate(s) representing one share of New Common Stock for each five hundred shares of the Old Common Stock represented by such Old Certificate(s) (the "New Certificate(s)"). From and after the Reverse Split Date, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates, pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Rather, the Corporation will aggregate all fractions and cause the resulting whole shares to be purchased. Shareholders will receive cash at a rate of Four Dollars and Fifty Cents ($4.50) per share in lieu of any fraction of a share of the New Common Stock that such shareholders would otherwise have received. In the event the Agent determines that a holder of Old Certificate(s) has not tendered all of his Old Certificates to the Agent for exchange, the Agent shall carry forward any fractional share until all Old Certificates of that holder have been presented to the Agent for exchange. From and after the Reverse Split Date the amount of capital represented by each share of the New Common Stock shall be $.001, and the difference between the capital represented by the shares of Old Common Stock and the shares of New Common Stock shall be reclassified as capital surplus, until thereafter reduced or increased in accordance with applicable law."

        (C) At 8:00 p.m., New Jersey time, on March 16, 2005 (the "Second Reverse Split Date"), each share of Common Stock of the Corporation issued and outstanding immediately prior to the Second Reverse Split Date (referred to in this paragraph C as the "Pre-Second Reverse Common Stock"), automatically and without any action on the part of the holder thereof will be reclassified and changed into one-thousandth (0.001) of a share of Common Stock of the Corporation, par value $.001 per share, authorized under Paragraph A of this Article Fourth (referred to in this Paragraph C as the "Post-Second Reverse Common Stock."), subject to treatment of fractional shares described below. Each holder of a certificate(s) representing outstanding shares of Pre-Second Reverse Common Stock immediately prior to the Second Reverse Split Date ("Pre-Second Reverse Certificate(s)") will be entitled to receive, upon surrender of such Pre-Second Reverse Certificate(s) to the Corporation's transfer agent (the "Agent") for cancellation, a certificate(s) representing one share of Post-Second Reverse Common Stock for each one thousand shares of the Pre-Second Reverse Common Stock represented by such Pre-Second Reverse Certificate(s) (the "Post-Second Reverse Certificate(s)"). From and after the Second Reverse Split Date, Pre-Second Reverse Certificates shall confer no right upon the holders thereof other than the right to exchange them for the Post-Second Reverse Certificates, pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in Post-Second Reverse Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Rather, the Corporation will aggregate all fractions and cause the resulting whole shares to be purchased. Shareholders will receive cash at a rate of Eight Dollars ($8.00) per share in lieu of any fraction of a share of Post-Second Reverse Common Stock that such shareholders would otherwise have received. In the event the Agent determines that a holder of Pre-Second Reverse Certificate(s) has not tendered all of his Pre-Second Reverse Certificates to the Agent for exchange, the Agent shall carry forward any fractional share until all Pre-Second Reverse Certificates of that holder have been presented to the Agent for exchange. From and after the Second Reverse Split Date the amount of capital represented by each share of Post-Second Reverse Common Stock shall be $.001, and the difference between the capital represented by the shares of Pre-Second Reverse Common Stock and the shares of Post-Second Reverse Common Stock shall be reclassified as capital surplus, until thereafter reduced or increased in accordance with applicable law."

       SECOND:   That the said amendment has been adopted by the
written consent of the holders of a majority of the issued and outstanding shares of each class of stock of the Corporation.

       THIRD:   That the aforesaid amendment was duly adopted in
accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

       IN WITNESS WHEREOF, said HEADLINERS ENTERTAINMENT GROUP, INC.
has caused this certificate to be signed by its President this 3rd day of March, 2005.

                              HEADLINERS ENTERTAINMENT GROUP, INC.


                              By: /s/ Eduardo Rodriguez
                              --------------------------------
                              Eduardo Rodriguez, President